SUBLICENSE AGREEMENT

This Sublicense Agreement (this "Agreement") is entered into as of March 24, 2022 (the "Effective Date"), by and between AMERICAN RARE EARTH LLC, an Indiana limited liability company ("Licensor"), and KENAI DEFENSE COMPANY, LLC, an Alaska limited liability company ("Licensee").

WHEREAS, Licensor, through its subsidiary Advanced Carbon Materials LLC, and Ohio University ("Ohio") entered into an Exclusive License Agreement, dated as of February 10, 2021, and as amended (the "Ohio License Agreement"), whereby Ohio granted Licensor an exclusive license, *inter alia*, the extraction, refinement, and processing of Graphene and other carbon nanomaterials;

WHEREAS, pursuant to the terms and conditions of the Ohio License Agreement, Licensor desires to grant a sublicense to Licensee, and Licensee accepts, the exclusive sublicense of the Ohio License for only the extraction, refinement, and processing of Graphene and other carbon nanomaterials ("Field 3" as defined in the Ohio License Agreement);

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

1. **DEFINITIONS**. For the purposes of this Agreement, the following terms have the following meanings:

a) "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

b) "Control" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

c) "Graphene" means an allotrope of carbon consisting of a single layer of atoms arranged in a two-dimensional honeycomb lattice.

d) "Graphene Rights" means Licensors' patent and technology rights granted under the Ohio License Agreement in the extraction, refinement, and processing of Graphene, specifically Patent Number US11117805B2 and Technology Rights to Ohio Case Number 12018 (Methods for the Synthesis of Graphene from Coal, Carbon Chars, and Carbon Solid Sources).

e) "Licensed Products" means any product, process or service that: (a) is claimed in whole or in part by the Graphene Rights and/or whose manufacture or use is claimed in whole or in part by the Graphene Rights; and/or (b) is itself, or whose development, manufacture, use, sale or importation, uses, incorporates, is made with and/or is or was created or derived from any Graphene Rights.

f) "Licensed Industries" means specifically the application of the Graphene Rights to produce Licensed Products sold to or utilized within the defense and space industries within the United States and any allied country, within their respective defense and space industries.

g) "Net Sales" means the gross amount of consideration received by Licensee and Affiliates for Licensed Products sold, leased, transferred, used, performed or otherwise provided, less the amount specifically identified on the invoice for the sales, value added, use and other taxes and government charges, including import and export duties, but excluding income taxes directly attributable to the Licensed Products and borne by Licensee or its Affiliates as the provider.

h) "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or another entity, including a governmental entity or any department, agency or political subdivision thereof.

i) "Profits" means the total gross revenue received by Licensee for the Licensed Products, less the direct production expenses required to produce the Licensed Product that is borne by Licensee for the sale of the Licensed Products.

2. LICENSE.

a) Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a personal and non-transferable license in and to the Graphene Rights exclusively for the Licensed Industries only.

b) Licensee's Limited Right to Sublicense. Licensee shall not have the ability to sublicense the or assign the rights of the Licensee to the Licensed Products under this Agreement without first obtaining written consent of the Licensor and Ohio.

c) All rights not specifically and expressly granted to Licensee in this Section 2 are hereby reserved to Licensor.

3. CONSIDERATION. In consideration of this Agreement, the Graphene Rights, and other rights granted hereby, Licensee shall pay or provide Licensor the following:

a) Royalty. Licensee shall pay to Licensor a monthly royalty payment equal to Two Percent (2.0%) of the Net Sales for the preceding month on all sales of Licensed Products by the Licensee and its affiliates (the "Royalty"). Within Twenty (20) days after the end of each calendar month, Licensee shall provide Licensor with a written report, substantially in the form of Exhibit A, indicating the amount of the Net Sales of Licensed Products for the preceding calendar month and the amount of the royalty payment due for such period.

b) Profit Split. Licensee shall pay to Licensor an annual payment equal to Twenty Percent (20.0%) of the Profits of the Licensee for the preceding fiscal year of Licensee on all Profits of Licensed Products by the Licensee and its affiliates (the "Profit Split"). Within Sixty

(60) days after the end of each fiscal year, Licensee shall provide Licensor with a written report, substantially in the form of Exhibit A, indicating the amount of the Profits of Licensed Products for the preceding fiscal year and the amount of the Profit Split due for such period.

c) Diligent Commercialization. Licensee shall use diligent and commercially reasonable efforts to commercialize Licensed Products in the Licensed Industries. Without limiting the foregoing, Licensee shall, at a minimum: (a) maintain a bona fide, funded, ongoing and active research, development, manufacturing, marketing, and sales program to diligently make, offer for sale and sell Licensed Products so that Licensed Products are commercially available to the Licensed Industries as soon as commercially practicable; and (b) fulfill the milestone events stated below (the "Diligence Milestones"):

Diligence Milestones	Date to be Completed or Achieved
Development of federal FY 2022 Air Force R&D Program. This program will focus on material optimization, carbon nanomaterial applications for defense, and identifying manufacturing processes. This program will target defense funding levels of $1,500,000 or more for Licensee's R&D program work.	Initiation of milestone in May 2022 and completion of milestone in federal FY 2023.
Development of federal FY 2023 Army R&D program. This initiative will engage KY delegation for funding support to the Army for R&D activities. This program will target defense funding levels of up to $10,000,000 for research, development, technology advancement, modeling, simulation, and pilot manufacturing.	Initiating program development work in March 2022 and completing milestone in federal FY 2024 (assuming congressional funding of Licensee's Kentucky appropriations request).
Defense testing and evaluation. Development of a defense testing and evaluation program in federal FY 2024 that moves technology towards commercialization and procurement.	Initiating milestone in federal FY 2024 and completion of milestone in federal FY 2025.
Completion of pilot manufacturing facility with ability to produce preliminary Licensed Products.	Completion of milestone in federal FY 2027.
Completion of first commercialized manufacturing facility.	Completion of milestone in federal FY 2028.
Defense procurement. This milestone is the first sell of Licensed Products to a defense customer after defense testing and evaluation of Licensed Products is complete.	Completion of milestone as soon as reasonably possible as underlying technology and manufacturing processes advance.

If any of the obligations under this Section 3(e) are not fulfilled, Licensee may treat such failure as a breach in accordance with Section 5(a).

Licensee shall provide a written report on the completion of each Diligence Milestone to Licenser within ten (10) days of completion.

d) Technology Rights. For any technologies, information, patents, research, rights, or commercialization advancements, in the broadest sense, made or performed by Licensee pursuant to this Agreement that are outside of the Licensed Industries (collectively, the "Ancillary Technologies"), Licensor will have the exclusive perpetual right to the Ancillary Technologies for its sole use, ownership, control, and benefit. Licensee shall reasonably cooperate with Licensor with any requirements of Licensor to effectively utilize any Ancillary Technologies produced under this Section 3(d).

4. ENFORCEMENT. Licensee shall promptly (a) notify Licensor of any potential or actual infringement by a third party of the Graphene Rights of which Licensee becomes aware, and (b) provide to Licensor all evidence of such infringement in Licensee's possession, custody or control. Licensor shall (a) have the sole right, but not the obligation, to initiate any legal action against such infringement and to recover damages and enforce any injunction granted as a result of any judgment in Licensor's favor and (b) Licensor shall have sole control over any such action, including, without limitation, the sole right to settle and compromise such action.

5. TERM AND TERMINATION. The term of this Agreement shall commence as of the Effective Date and shall remain in full force and effect for Five (5) years (the "Initial Term"). After the Initial Term, subject to the terms of this Section 5, this Agreement shall renew automatically for additional Five (5) year terms thereafter (each, the "Renewal Term"). Each Renewal Term shall only be in effect if, after the Initial Term or any then-applicable Renewal Term, the Licensee is not in breach of this Agreement, including, but not limited to, any of the Milestones obligations under Section 3(e).

a) Licensor shall have the right to terminate this Agreement, or the Graphene License granted hereunder, in the event of a breach hereof by Licensee but Licensor have no right of termination or injunctive relief until after Licensor shall have given Licensee notice of any alleged breach hereof by Licensee, and Licensee shall have a period of fifteen (15) days after the date of receipt of said notice (delivered pursuant to Section 9(f)) which to cure such breach.

b) Licensee shall have the right to terminate this Agreement at any time if it concludes that the technology under the Graphene License cannot be commercialized to be economically competitive in the Licensed Industries. Licensee shall give Licensor six (6) month's prior written notice of its intent to terminate this Agreement.

c) Upon expiration or termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

d) On expiration or termination of this Agreement, Licensee shall immediately cease and desist from all use of the Graphene Rights and any similar inventions or works based on or derivative thereof; and shall immediately deliver all products bearing or made in connection with the Graphene Rights, including without limitation all inventions or works based on or derivative

thereof, to Licensor at the address set forth in the notice section below, or destroy them, at the option of Licensor.

e) Preservation of License in Bankruptcy.

i) If Licensor should file a petition under the bankruptcy laws or any debtor protection laws, or if any involuntary petition shall be filed against. Licensor, Licensee shall be protected in the continued enjoyment of its, rights as licensee hereunder to the maximum feasible extent including, without limitation, if Licensee so elects, the protection conferred upon licensees under Section 365(n) of Title 11 of the U.S. Code, or any similar provision of any applicable law. Licensor shall give Licensee reasonable prior notice of the filing of any voluntary petition, and prompt notice of the filing of any involuntary petition, under any bankruptcy laws or debtor protection laws.

ii) If Licensee should file a petition under the bankruptcy laws or any debtor protection laws, or if any involuntary petition shall be filled against Licensee, Licensor may consider such action a breach and may terminate Licensee's interest in the Agreement if Licensor so chooses.

iii) If Licensee should permanently cease to conduct business operations, Licensor may consider such action a breach and may terminate Licensee's interest in the Agreement if Licensor so chooses.

iv) The Graphene Rights as well as the license granted herein shall be deemed to be "intellectual property" as that term is defined in Section 101(56) of Tile 11 of the U.S. Code or any successor provision.

6. ACKNOWLEDGMENT OF RIGHTS.

a) Licensee will not directly or indirectly: (i) challenge or contest the validity or enforceability of the Graphene Rights; (ii) dispute the validity, enforceability, or Licensor's ownership of any patent within the Ohio License Agreement, any inventions or works based thereon or derivative thereof, or any of the claims therein ("Patent Rights"), or initiate or participate in any proceeding of any kind opposing the grant of any patent, or challenging any patent application in connection with the Patent Rights; (v) apply to register or otherwise obtain registration of the Graphene Rights or any inventions or works based thereon or derivative thereof in the patent and trademark or copyright office of any country or state, or with any business or domain name registrar; or (vi) assist any other Person to do any of the foregoing (except if required by court order or subpoena).

b) Any violation of this Section 6 will constitute a material breach of this Agreement.

7. REPRESENTATIONS AND WARRANTIES.

a) Each party hereby represents and warrants that (i) it has the power and authority to enter into this Agreement and perform its obligations hereunder; (ii) the execution and delivery of this Agreement have been duly authorized and all necessary actions have been taken to make this Agreement a legal, valid and binding obligation of such party enforceable in accordance with its terms; and (iii) the execution and delivery of this Agreement and the performance by such party of its obligations hereunder will not contravene or result in any breach of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or any other organizational document of such party or of any agreement, contract, indenture, license, instrument or understanding or, to the best of its knowledge, result in any violation of law, rule, regulation, statute, order or decree to which such party is bound or by which they or any of their property is subject.

b) Licensor represents and warrants that it owns and/or has the right to sublicense to Licensee the Graphene Rights and Licensee's use of the foregoing in accordance with this Agreement shall not infringe any copyright, trademark, trade secret or other intellectual property right of any third party.

c) EXCEPT AS EXPRESSLY SET FORTH IN THE FOREGOING, LICENSOR DOES NOT MAKE AND HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8. INDEMNIFICATION.

a) Indemnification by Licensee. Licensee shall indemnify and hold Licensor and its employees, directors, managers, officers, agents, representatives, and shareholders (collectively, the "Licensor Indemnitees") harmless from and against any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), of any kind or character ("Losses") resulting from:

i) any claims or actions for patent infringement or from any judgment entered therein, which may be brought against the Licensor Indemnitees or any one of them as a result of their activities under this Agreement;

ii) any breach by Licensee of this Agreement; or

iii) the practice or use by Licensee of any of the Licensed Technology, including without limitation, advertising injury, personal injury, product liability, or medical malpractice.

b) Indemnification by Licensor. Licensor shall indemnify and hold Licensee, Licensee's employees, directors, managers, officers, agents, representatives, and shareholders

harmless from and against any and all Losses resulting (i) from any breach of Licensor's representations and warranties made in Section 7 hereof.

9. MISCELLANEOUS PROVISIONS.

a) Assignment. Licensee may not assign or otherwise transfer (whether by operation of law or otherwise) any right or obligation under this Agreement without the prior written consent of Licensor. Any attempted assignment or other transfer of rights under this Agreement in violation of this Section 9(a) will be void.

b) Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Indiana without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the parties that the substantive law of the State of Indiana govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles.

c) Exclusive Jurisdiction and Venue. Each party agrees that any legal action, proceeding, controversy or claim between the parties arising out of or relating to this Agreement may be brought and prosecuted only in the United States District Court for the District of Indiana or, if that Court lacks or declines to exercise subject matter jurisdiction, in the courts of the State of U Indiana tah, and by execution of this Agreement each party hereto submits to the exclusive jurisdiction of such court and waives any objection it might have based upon improper venue or inconvenient forum. Each party hereto waives any right it may have to a jury trial in connection with any legal action, proceeding, controversy or claim between the parties arising out of or relating to the Agreement.

d) Entire Agreement. This Agreement sets forth the entire agreement of the parties as to its subject matter and supersedes all prior agreements, negotiations, representations, and promises between them with respect to its subject matter.

e) Unenforceable Provisions. If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, the other provisions will remain in full force and effect. If legally permitted, the unenforceable provision will be replaced with an enforceable provision that as nearly as possible gives effect to the parties' intent.

f) Notices. A notice under this Agreement is not sufficient unless it is: (i) in writing; (ii) addressed using the contact information listed below for the party to which the notice is being given (or using updated contact information which that party has specified by written notice in accordance with this Section 9(f)); and (iii) sent by hand delivery, facsimile transmission, registered or certified mail (return receipt requested), or reputable express delivery service with tracking capabilities (such as Federal Express).

CONTACT INFORMATION FOR LICENSOR:

American Rare Earth LLC
12115 Visionary Way, Suite 174

PO Box 606
Fishers, IN 46038
Attention: General Counsel
email: gqj@americanresourcescorp.com

CONTACT INFORMATION FOR LICENSEE:

Kenai Defense Company, LLC
PO Box 380301
Ivins, UT 84738
Attention: Jeremiah Riley
email: jeremiah@kenaidefense.com

g) Amendments. This Agreement may not be amended unless the amendment is in writing and signed by authorized representatives of both parties.

h) Compliance with Laws. Licensee agrees to comply with all governmental laws and regulations applicable in connection with the use of or exercise of any intellectual or other property rights related to, the Graphene Rights under this Agreement.

i) Information Rights. Licensor shall have the right on reasonable notice to Licensee and at Licensee's expense to review any of the Licensee's records pertaining to this License to ensure compliance with the royalty terms hereof.

j) Confidentiality. Each party hereto agrees with the other that it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

k) Conflicts. Nothing in this Agreement shall contradict or negate any provision within the Ohio License Agreement and should a conflict between this Agreement and the Ohio License Agreement arise, the provision or term found within Ohio License Agreement shall govern.

l) Waivers. A waiver of rights under this Agreement will not be effective unless it is in writing and signed by an authorized representative of the party that is waiving the rights.

m) Counterparts. The parties may execute this Agreement by signing separate copies of the signature page. A facsimile copy of the signature page will have the same effect as the original.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

LICENSOR:	**LICENSEE:**
AMERICAN RARE EARTH LLC	**KENAI DEFENSE COMPANY, LLC**
By: ______________________	By: ______________________
Name: Thomas Sauve	Name: Jeremiah Riley
Title: President	Title: President & CEO

Exhibit A:
Form of Reporting

[to be provided by Licensor]